Exhibit 10.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between SPRINGLEAF GENERAL SERVICES CORPORATION, a Delaware corporation, (the “Employer” or the “Company”) on behalf of itself, its parents, subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as “Springleaf”), and MINCHUNG “MACRINA” KGIL (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of the date of execution noted below (the “Execution Date”).
The Parties have agreed to sever the employment relationship. Employee will receive pay, at her current base salary (less applicable tax and payroll deductions) through July 31, 2016, which will be Employee's last day of employment with Springleaf (the “Separation Date”). The Company may, in its sole discretion, not require Employee to work each day prior to the Separation Date. The Separation Payment (defined below) will be made to Employee not earlier than 30 days after the Separation Date and not later than 45 days after the Separation Date, provided that Springleaf has received this Agreement signed by Employee, seven days have passed since Springleaf has received this Agreement and this Agreement has not been revoked. Severance pay and certain benefits will be made available to Employee on the terms set forth below.
Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for Employee for all purposes, meaning Employee will no longer be entitled to any further compensation, monies or other benefits from Springleaf, including coverage under any benefits plans or programs sponsored by it.
If Employee signs this Agreement, does not revoke it and otherwise complies with its terms herein, Employee will receive, in addition to all other wages and amounts due her at termination of employment, the following payments (collectively the “Separation Payment”): (1) a lump sum payment of one year’s base salary of $350,000.00 (less any and all applicable withholdings); (2) a special lump sum payment of $499,987.00; and (3) certain payments related to COBRA coverage (as defined and described below).
If Employee signs this Agreement, does not revoke it and otherwise complies with its terms herein and in the Restricted Stock Unit Award Agreement between the Parties dated October 16, 2013 (the “2013 RSU Agreement”), Employee shall also receive 29,411 restricted stock units (“RSUs”) which are scheduled to vest on January 3, 2017, pursuant to the terms of the 2013 RSU Agreement. The RSUs and issuance thereof shall be subject to the terms of the Springleaf Holdings, Inc., 2013 Omnibus Incentive Plan and Exhibit A thereto, dated October 16, 2013, as amended. Other than as set forth above, Employee agrees and acknowledges that she shall have no further rights to RSUs under the 2013 RSU Agreement and the RSU Award Agreements dated March 17, 2014 and February 17, 2015 (collectively the “RSU Agreements”) after the Separation Date and hereby waives and releases any claim to additional RSUs under the RSU Agreements.

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All benefits available to Employee as an employee shall cease as of the Separation Date in accordance with the terms of the specific benefit plans. Further, eligibility for coverage under the Short Term and Long Term Disability programs, 401(k) contributions and matches, and all other benefits not mentioned in this Agreement will cease as of the Separation Date. Thereafter, Employee and her eligible dependents shall be entitled to exercise their option to obtain health and welfare insurance continuation coverage subject to the terms of the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). Employee shall receive COBRA information from the Employer or its Third Party Administrator. Once this Agreement becomes effective as described below, if Employee and her eligible dependents make timely COBRA coverage election(s), then from August 1, 2016, until the earlier of: (a) the date Employee and her eligible dependents become eligible to elect coverage under another group medical benefits plan; or (b) July 31, 2017, the Employer shall by check payable to Employee, a sum of money on or before the fifteenth (15th) day of each month, the net amount of which shall pay the cost of the COBRA coverage elected by Employee and her eligible dependent(s). It is the sole responsibility of Employee and her eligible dependents to ensure that all COBRA payments are made in a timely manner. Employee agrees that she will notify Springleaf’s Deputy General Counsel, Brad Chapman, at Springleaf General Services Corporation, 601 NW Second Street, Evansville, Indiana 47708, Brad.Chapman@springleaf.com, within ten (10) days after she and her dependents become eligible to accept and receive other group health insurance coverage.

In return for the Separation Payment, Employee agrees to the following:

1.
Employee waives and releases Springleaf, its parents and affiliated companies (including OneMain Holdings, Inc. and all of its parents and subsidiaries) (collectively “Affiliates”), and their past or present officers, directors, employees and agents (collectively the “Releasees”), from all claims, controversies, demands, promises, actions, suits, grievances, complaints, charges, damages, debts, bonuses, stock options, promises, costs, expenses, attorneys’ fees and remedies of any kind (whether known or unknown, individually or collectively) (collectively “Claims”) that she may have against any Releasee which arises from or relates to her employment with the Company or any of its Affiliates, or the termination of employment with the Company or any of its Affiliates, whether in law, equity, contract or tort. This release applies to Claims that Employee knows about and that she may not know about that arose any time up to the date that this Agreement is signed. This release and waiver includes, without limitation, claims under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act (OWBPA), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, and any other federal, state or local law, statute, regulation or ordinance applicable to the employment or the termination of employment with the Company or any of its Affiliates. Employee acknowledges that she is not waiving any rights or claims that may arise after the date this Agreement is executed.

This Agreement does not modify or affect any vested rights that Employee may have under the Springleaf Financial Services Retirement Plan or the Springleaf Financial Services 401K Plan. Furthermore, this release does not waive any claims that the

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controlling law clearly states may not be released by settlement. Nothing in this Agreement generally prevents Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this Agreement Employee waives all right to individual relief based on claims asserted in such a charge or complaint. Subject to the foregoing, Employee represents and warrants that she has not filed, directly or indirectly, nor caused to be filed, any legal proceeding against Springleaf or its Affiliates in any state, federal, arbitral or administrative forum having jurisdiction over claims of employment discrimination, claims for wages, benefits or other compensation or other claims related to her employment which are still pending and have not been dismissed or otherwise resolved. In addition, Employee retains any rights she may have under COBRA, rights she may have to unemployment insurance benefits (the application for which shall not be contested by the Employer), rights she has to indemnity, contribution and defense under any applicable indemnification agreement and/or policy and the Company’s directors’ and officers’ liability insurance, and rights she has to enforce the terms of this Agreement.

Employee acknowledges that she enters into this Agreement as a compromise and in full and final settlement of all disputed claims, if any, she may have against any of the Releasees as of the date this Agreement is signed. This Agreement does not constitute an admission of any liability or wrongdoing by any Releasee or Employee and the Releasees deny they are legally obligated for any claim or that they have engaged in any wrongdoing.

2.
Through the Separation Date, Employee agrees that she must comply with all stock ownership commitments and all personal trading policies that applied to her during her employment (“Personal Trading Restrictions”). The Personal Trading Restrictions imposed by these policies apply to all personal trading accounts (“Personal Accounts”) held by Employee as well as the personal accounts of immediate family members if they are subject to the Policies (“Related Accounts”). Failure to abide by the applicable Personal Trading Restrictions for both Personal and Related Accounts may result in trade cancellation with all associated costs borne by the account holders. To pre-clear transactions or if Employee has questions regarding personal trading, she should contact Deputy General Counsel Jack Erkilla at (812) 468-5656. Employee acknowledges that she is subject to applicable laws regarding the purchase or sale of securities based on material non-public information (“insider trading” laws) even after the Separation Date. Notwithstanding the foregoing, no Personal Trading Restrictions shall apply after the Employer announces its earnings report for the second quarter of 2016.

3.
Employee confirms that she has (i) received all compensation due as a result of services performed for Springleaf with the receipt of her final paycheck and acknowledge that she is not entitled to any further wages, bonuses or other compensation from Springleaf in any manner; (ii) reported to Springleaf any and all work-related injuries incurred during employment with Springleaf; and (iii) been properly provided any leave of absence because of her or a family member’s health

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condition and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

4.
Employee fully understands the terms of this Agreement and agrees to keep the terms of this Agreement confidential (i.e., to not disclose the terms other than to immediate family, tax, or legal advisors or as otherwise allowed by law) until this Agreement is made public by the Employer through a regulatory filing at which point Employee’s obligations under this provision shall become null and void. In the event of any disclosure of this Agreement through a regulatory filing by Springleaf, Springleaf shall notify Employee in writing not later than three (3) business days prior to the disclosure and shall provide Employee a draft of the filing for her review. In the event that Springleaf does not file a Form 8-K or describe the Agreement in a Form 10-K/Q, but merely files the Agreement as an exhibit to a Form 10-K/Q filing, it shall have no obligation to provide Employee with a draft of the filing. Nothing in this paragraph is intended to prohibit or restrict Employee from disclosing this Agreement or providing truthful information concerning it or Springleaf’s business activities to any government or regulatory agency or from responding to a valid court order or subpoena. Except with regard to an inquiry by a government or regulatory agency, Employee agrees to promptly give notice to Springelaf at the address below of any attempts to compel disclosure of this Agreement or its terms.

5.
Employee understands that the Company is continuously involved in the development, receipt, use and refinement of information that is proprietary, confidential or that has significant commercial value. Employee acknowledges that such information is essential to the Company’s successful business operations and that disclosure to third parties or other unauthorized use may cause material harm to the Company.

For purposes of this Agreement, the term “Proprietary Information” includes any information acquired by Employee as a consequence of, or in connection with, Employee’s employment with the Company or her access to the Company’s systems or communications, whether written, electronic, oral, or in any other medium or form. Without limiting the foregoing, Proprietary Information also includes all confidential information of and confidential matters (whether made available before or after the date hereof) relating to the Company’s business, the Company and its Affiliates or any third parties. The restrictions contained herein shall not apply to Proprietary Information which (i) is or becomes generally available to the public other than by unauthorized disclosure by Employee in violation of this Agreement or other obligation of confidentiality, (ii) which Employee already knew prior to her employment or retention by the Company, (including, without limitation, information contained on her rolodex (whether paper or electronic)), or (iii) becomes available on a non-confidential basis from a third party not under an obligation to any person to keep such information confidential.
Without prejudice to or limitation on any other confidentiality obligation imposed by law, Employee agrees to keep secret and retain in strictest confidence all Proprietary Information, and not to use such information for Employee’s benefit or

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the benefit of others, except in connection with the business and affairs of the Company. Employee shall not disclose Proprietary Information to any person or use Proprietary Information in any way except (a) as required or otherwise appropriate in the course of her duties to the Company, (b) to assist the Company on Company matters, or (c) if required by law or legal process.
All memoranda, notes, lists, records, property and any other products or documents (and all copies and excerpts thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by Employee or made available to Employee concerning the business of the Company, shall at all times be the property of the Company and shall be delivered to the Company (i) at any time upon its request, or (ii) upon Employee’s separation from employment with the Company.
Employee agrees that all “Company Materials” (defined below) shall be deemed “work made for hire” by the Company as the “author” and owner to the extent permitted by United States copyright law. To the extent (if any) that some or all of the Company Materials do not constitute “work made for hire,” Employee hereby irrevocably assigns to the Company for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all right, title and interest in and to such Company Materials (including without limitation any and all copyright rights, patent rights and trademark rights and goodwill associated therewith). Employee also hereby irrevocably grants to the Company for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, a royalty-free, world-wide, perpetual, nonexclusive license to use any Prior Materials (defined below) in connection with use by the Company of any Company Materials incorporating such Prior Materials. The provisions of this paragraph will apply to all Company Materials which are or have been conceived or developed by Employee, solely or jointly, whether or not further development or reduction to practice may take place after the termination of Employee’s employment or retention, by the Company. “Materials” means all articles, reports, documents, memoranda, notes, other works of authorship, data, databases, discoveries, designs, developments, ideas, creative works, improvements, inventions, know-how, processes, computer programs, software, source code, techniques and useful ideas of any description whatsoever (or portions thereof).
“Company Materials” means all Materials that Employee makes or conceives, or has made or conceived, solely or jointly, during the period of Employee’s retention by or employment with the Company, whether or not patentable or registerable under copyright, trademark or similar statutes, which either (i) are related to the current or anticipated business or activities of the Company (which includes any fund managed by the Company or any of its Affiliates during or prior to the period of Employee’s retention by or employment with the Company); (ii) fall within Employee’s responsibilities while retained by or employed with the Company; or (iii) are otherwise developed by Employee through the use of the Company’s confidential information, equipment, software, or other facilities or resources at time during which Employee has been a consultant, or employee (temporary or otherwise) of the

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Company. “Prior Materials” means any Materials in which Employee has any ownership or license (with the right to grant sublicenses) rights or interest that came into existence prior to its retention by or employment with the Company that Employee incorporates during the period of such employment or retention in any manner into any Company Materials.
Employee further agrees that Employee will execute and deliver to the Company any and all further documents or instruments and do any and all further acts which the Company reasonably requests in order to perfect, confirm, defend, police and enforce the Company’s intellectual property rights, and hereby grants to the officers of the Company an irrevocable power of attorney, coupled with interest, to such end.

6.
Employee agrees that from now until 12 months after the Separation Date, she will not, directly or indirectly (regardless of who initiates the communication) solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant or agent of Springleaf to terminate his or her employment or other relationship with Springleaf, or to leave his or her employment or other relationship with Springleaf for any engagement in any capacity with any other person or entity.

7.
Employee agrees that from now until 12 months after the Separation Date, she will not directly or indirectly solicit business from any Covered Customers (as defined below) of Springleaf to provide any services and/or products that are directly or indirectly competitive with the services or products of Springleaf, on her behalf or on behalf of any other person or entity; or otherwise attempt to directly or indirectly influence such customers to divert their business from Springleaf. “Covered Customer” means a person or entity that (a) as of the Separation Date, is a person or entity to or from which Springleaf provides or receives services, prior to any interference by Employee, and (b) Employee either had contact with, supervised contact with, or had access to confidential information or trade secrets about at any time during the year preceding the Separation Date. Employee further stipulates that the foregoing restriction is reasonably limited by geography in that the restriction is inherently, narrowly limited to the place or location where a Covered Customer is available for solicitation.

8.
Employee agrees that she will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remark, comment or statement concerning Springleaf, its businesses, or any of its employees, officers and directors. This provision, however, does not, in any way, restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Employee agrees to promptly provide written notice of any such order to Brad A, Chapman, Springleaf’s Deputy General Counsel. At all times following the Separation Date, Springleaf shall not, and shall use good faith efforts not to permit its executive officers or directors to, make, publish or communicate to any person or entity or in any public forum any defamatory or

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disparaging remark, comment or statement concerning Employee, except to the extent required by law, legal process or applicable securities considerations.

a.
If Employee commits a breach of, or is about to commit a breach of, any of the provisions in Paragraphs 4, 5, 6, 7, or 8, or if Springleaf commits a breach of, or is about to commit a breach of, any of the provisions in Paragraph 8, the non-breaching party may have the right to have such provisions specifically enforced by any court having equity jurisdiction without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the non-breaching party may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

b.
The Company and Employee acknowledge that (i) the type and periods of restrictions imposed by this Agreement are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company and its legitimate business interests and the goodwill associated with its business; (ii) the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties, represented by legal counsel; and (iii) because of the nature of the business engaged in by the Company and the fact that investors can be and are serviced and investments can be and are made by the Company wherever they are located, Employee acknowledges and agrees that the geographic limitation is reasonable. If any provision of Section 4 through 10, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements in this Agreement are distinct and severable.

The intent of the parties is that payments and benefits under this Agreement either be exempt from or comply with Section 409A of the Internal Revenue Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under this Agreement on account of Employee’s termination of employment constitute a deferral of compensation subject to Section 409A of the Code, Employee shall not be considered to have terminated employment until Employee has incurred a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (which shall be interpreted by (i) using “49 percent” in lieu of “20 percent” for purposes § 1.409A-1(h)(1)(ii), and (ii) using “50 percent in lieu of “80 percent” for purposes of

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§1.409A-1(h)(3)). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under this Agreement on account of Employee’s termination of employment constitute a deferral of compensation subject to Section 409A of the Code and Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of her separation from service, any amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Employee’s separation from service shall instead be paid on the first business day after the date that is six months following Employee’s separation from service (or, if earlier, Employee’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Employee under this Agreement shall be paid to Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Employee) during one year may not affect amounts reimbursable or provided in any subsequent year and the right to reimbursement of in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment made in accordance with the provisions of this Agreement.

If Employee is presently an officer and/or director of Springleaf or an Affiliate, Employee hereby resigns such office or directorship, effective as of the Separation Date. Employee’s execution of this Agreement shall be deemed the grant by Employee to the officers of the Company of a limited power of attorney to sign in Employee’s name and on Employee’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. After the Separation Date, Employee agrees not to represent herself as being an employee, officer, attorney, agent or representative of the Company, its Affiliates or parents for any purpose.

As of the Separation Date, Employee will return to Springleaf all company property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files and any other company property in Employee's possession (except that Employee and the Company agree that Employee shall be able to keep her home printer).

Employee also understands and acknowledges that she has had at least 21 days (until August 21, 2016) to consider this Agreement before signing it; that this Agreement can be revoked within 7 days after signing it by sending written notice of that revocation to Springleaf Finance, Attn: Brad A. Chapman, Deputy General Counsel, 601 N.W. 2nd Street, Evansville, IN 47708; that Springleaf has advised Employee in writing, by this paragraph, to consult with an attorney before signing this Agreement; and that the payments and benefits set forth in this Agreement exceed anything that Employee is already entitled to receive.

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Employee acknowledges that Springleaf has not threatened to withdraw or alter the benefits due under this Agreement prior to the expiration of the 21-day period; nor has the company provided different terms because Employee decided to sign the release prior to the expiration of the 21-day consideration period. If this Agreement is revoked and Employee has received any payments or other benefits, Employee will return all payments and benefits so received. Employee also agrees that changes, whether material or immaterial, do not restart the running of the above deadline for responding
Employee acknowledges and agrees that any disputes involving interpretation or enforcement of this Agreement will be resolved through mediation and arbitration in accordance with the terms of the Springleaf Finance Employee Dispute Resolution Program in effect at the time the dispute arises, subject to the terms and restrictions of the Program.
Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:
To the Company or Springleaf:
Springleaf General Services Corporation
601 NW Second Street
Evansville, Indiana 47708
Attn: April Park, General Counsel

with a copy which shall not constitute notice to:
OneMain Holdings, Inc.
The Metro Center
One Station Place - 3 South
Stamford, CT  06902
Attn: Jay Levine, CEO

To Employee:
At the address shown in the Company’s personnel records
or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party,
Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be

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modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
This document, together with any RSU Agreements between Employee and the Company, constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and to the compensatory arrangements between the Company and Employee and except as otherwise explicitly set forth in this Agreement, supersedes and preempts any prior or contemporaneous understandings, agreements, term sheets, prior drafts or representations by or between the parties, written or oral, including any agreements that contain restrictive covenant obligations.
This Agreement may be executed on separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same agreement.
No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.
All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law of such state.
The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.
The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
Upon execution of this Agreement, all prior agreements executed between Employee and the Company regarding Employee’s employment with the Company, except for awards made

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pursuant to the RSU Agreements or as otherwise set forth herein, shall terminate and no longer be of force or effect between the Parties.
IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date set forth below.
Dated: July 31, 2016

SPRINGLEAF GENERAL SERVICES CORPORATION

By: /s/Angela Celestin
Its: Executive Vice President

EMPLOYEE:
Signature:     /s/ Minchung (Macrina) Kgil Date: August 10, 2016                    Minchung “Macrina” Kgil

Return this Agreement to: Springleaf Finance, Attn: Brad A. Chapman, Deputy General Counsel, 601 N.W. 2nd Street, Evansville, IN 47708

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